AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT

         This AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT (this "Agreement") is entered into as of this 30th day of August, 2001 by and among CADIM INC. (together with its affiliates, "Cadim"), THE PRIME GROUP, INC. ("PGI"), PRIME GROUP VI, L.P. ("PLP"), PRIMESTONE INVESTMENT PARTNERS, L.P. ("Primestone"), Prime Group Limited Partnership ("Prime LP"), PG/Primestone, LLC ("PGLLC") and MICHAEL W. RESCHKE ("Reschke" and, together with PGI, PLP, Primestone, Prime LP and PGLLC, the "PGI Parties").

         WHEREAS, Cadim and the PGI Parties have entered into a Memorandum of Understanding, dated as of August 22, 2001 (the "Original MOU"), related to pursuing a potential business combination transaction with Prime Group Realty Trust ("PGE"); and

         WHEREAS, in connection with entering into the Original MOU, Cadim and the PGI Parties entered into that certain Support and Standstill Agreement dated as of August 23, 2001 (the "Original PGI SSA"); and

         WHEREAS, the Original MOU has been amended and restated by that certain Amended and Restated Memorandum of Understanding dated as of August 30, 2001 (the "MOU") among Cadim and the PGI Parties; and

         WHEREAS, the MOU contemplates that the parties will enter into this Agreement (all capitalized terms not otherwise defined in this Agreement have the meaning given to them in the MOU).

         NOW, THEREFORE, in consideration of the foregoing, Cadim and the PGI Parties do hereby agree as follows:

         1. Implementation of Proposed Transaction; Due Diligence. Cadim and the PGI Parties will promptly commence good faith negotiations concerning the implementation of the business combination transaction summarized in the MOU (the "Proposed Transaction"), including the preparation and negotiation of the Transaction Documents to which one or more of the PGI Parties is a party. The PGI Parties shall promptly provide Cadim with all reasonable due diligence materials concerning a to be formed limited liability company, which will be a private company initially controlled by PGI, which will own the entities that own the development sites located at 150 North Riverside, Chicago, Illinois and 300 North LaSalle Street, Chicago, Illinois, and all related assets including its development personnel ("Residential Newco"), and each of the PGI Parties and all of their respective properties, other assets, obligations and liabilities, as Cadim may reasonably request.

        2. Confidentiality. Cadim agrees that (a) all information regarding Residential Newco and the PGI Parties furnished to Cadim, whether prior to or after the date of this Agreement, in connection with Cadim's consideration of the Proposed Transaction (the "Evaluation Materials") will be kept strictly confidential, and (b) the Evaluation Materials will be used solely for the purpose of determining the desirability of the Proposed Transaction; provided, however, that Evaluation Materials may be disclosed to any of Cadim's Representatives (as defined below) who need to know such information for the purpose of assisting Cadim in evaluating the Proposed Transaction (it being understood that such Representatives will be informed by Cadim of the contents of this Agreement and that, by receiving such information, such Representatives are agreeing to be bound by this Agreement). In any event, Cadim shall be responsible for any breach of this Agreement by any of such Representatives. The term "Evaluation Materials" does not include information which was or becomes available to Cadim or its Representatives on a non-confidential basis from a source other than the PGI Parties or any of their affiliates or any of their Representatives, provided that neither Cadim nor any of its Representatives is aware that such source is under an obligation (whether contractual, legal or fiduciary) to the PGI Parties to keep such information confidential.

         For purposes hereof, "Representatives" means a person's affiliates, directors, trustees, officers, employees, controlling shareholders or owners, legal and financial advisors, accountants and other agents and representatives.

         If Cadim is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Materials, Cadim will give the PGI Parties prompt notice of such request so that it may seek an appropriate protective order. If, in the absence of a protective order Cadim is nonetheless legally compelled to disclose Evaluation Materials, Cadim may make disclosure of such information to the extent it is legally required to disclose without liability hereunder.

         At any time after termination of discussions by any party to this Agreement with respect to the Proposed Transaction, upon the written request of the PGI Parties, Cadim will promptly redeliver or cause to be redelivered to the PGI Parties all copies of the Evaluation Materials furnished to or held by Cadim hereunder or destroy such materials, and destroy or cause to be destroyed all notes, memoranda, schedules, analyses or compilations relating thereto or based thereon prepared by Cadim.

        3. Exclusivity and Standstill. Beginning on the date of this Agreement and continuing, subject to the two last sentences of this section, until the earliest to occur of (A) the date that the exclusivity and standstill provision contained in paragraph 3 of the support and standstill agreement executed with PGE and Prime Group Realty, L.P. ("PGLP") on the date hereof (the "PGE SSA") expires, (B) an earlier termination of the MOU by Cadim, (C) five (5) business days after negotiations between Cadim and the PGI Parties, on the one hand, and PGE, on the other hand, terminate, or (D) such other date as the parties may mutually agree in writing (such period, the "Exclusivity Period"), while Cadim conducts its due diligence relating to PGE and its operating partnership, PGLP, Residential Newco, and the PGI Parties and in consideration of the substantial time, effort and expense that Cadim will undertake, each of the PGI Parties, jointly and severally, agrees (a) that it shall not, and shall use its best efforts to ensure that its affiliates or Representatives shall not, take any action, either directly or indirectly, to initiate, assist, solicit or encourage, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to (i) the refinancing of the Prudential Loan or the Vernado Loan, any loans similar to the Cadim Residential Newco Loan, the Cadim PGI Loan or the Cadim Mezzanine Loan or any similar financing or transaction (any such proposal or offer being hereinafter referred to as a "Refinancing Proposal") or (ii) a Transaction (as hereafter defined) involving PGE, PGLP, any PGI Party or any of their affiliates, other than a Transaction among Cadim, PGE, PGLP, the PGI Parties and their respective shareholders and affiliates as contemplated by the MOU (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Refinancing Proposal or an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Refinancing Proposal or an Acquisition Proposal or take any other action which may be reasonably expected to lead to any Refinancing Proposal or Acquisition Proposal; (b) that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will advise such parties that it is not in a position to negotiate further with them during the Exclusivity Period or to provide any further due diligence materials and (c) that it shall not, and shall use its best efforts to ensure that its affiliates or Representatives shall not, acquire, directly or indirectly, any shares of beneficial interest of PGE or units in PGLP (whether by way of purchase, exercise of option, transfer or otherwise, including, without limitation, from an affiliate) except in connection with the Offer and the Merger as contemplated by the MOU; provided, however, that this Exclusivity provision shall not restrict Primestone from (i) having discussions with Prudential solely regarding the Prudential Loan or (ii) having discussions with Vornado solely regarding Vornado's right of first offer in connection with the Cadim Mezzanine Loan.

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

Notwithstanding the foregoing, Cadim and PGI agree to discuss the circumstances under which the PGI Parties may consider a Refinancing Proposal with a third party (but not an Acquisition Proposal) in the event that the PGE SSA is not executed. A "Transaction" means a merger, acquisition, tender offer, exchange offer, consolidation or similar business combination transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, PGE, PGLP, any PGI Party or any subsidiary of any of them, or any other sale, dividend, split, reorganization, recapitalization, restructuring, spin-off or other disposition of equity securities of PGE, PGLP, any PGI Party or any subsidiary of any of them or any similar transaction involving, directly or indirectly, PGE, PGLP, any PGI Party or any subsidiary of any of them; provided, that a Transaction shall not include a purchase, sale or other transaction involving assets owned by a PGI Party or any subsidiary of a PGI Party which assets are not related to shares or units of PGE or PGLP or assets of Residential Newco. Cadim shall provide a written notice to the PGI Parties on or prior to the 30th day after the signing of a support and standstill agreement with PGE if it intends to proceed with the Proposed Transaction. Notwithstanding anything herein to the contrary, the delivery of such notice shall extend the exclusivity period herein until terminated pursuant to clauses (B), (C) or (D) above; provided Cadim has also committed to make the Cadim Mezzanine Loan subject to the execution of definitive documentation consistent with the MOU. In the event that Cadim has timely delivered the Notice and the Transaction Documents are executed with PGE, the Exclusivity Period shall continue until the closing of the Proposed Transaction or such other period as shall be contained in the Transaction Documents.

        4.  Covenants; Public Support; Voting. Each of the PGI
Parties agrees: (a) to publicly support the Offer and to provide CDP all necessary assistance in connection with its due diligence review of PGE, PGLP, Residential Newco and the PGI Parties, (b) concurrent with the closing of the Offer, to convert all units in PGLP owned, directly or indirectly, by any PGI Party or an affiliate into common shares of beneficial interest of PGE, (c) to vote all shares of beneficial interest of PGE, owned, directly or indirectly, by any PGI Party or an affiliate in favor of the Merger, (d) not to participate in any competing Transaction during the Exclusivity Period and (e) to prepare and file all necessary documentation required by any state or federal regulatory agencies in connection with the Proposed Transaction. In addition, Primestone agrees not to issue any additional partnership interests to any party other than PGLLC or PGI and each of PGI and PGLLC agrees not to sell, pledge, transfer or otherwise dispose of any of its partnership units in Primestone to any person, including, without limitation, an affiliate.

        5. Expense Reimbursement. In addition to the break-up fee, if any, pursuant to paragraph 6 below, the PGI Parties agree to reimburse Cadim and its affiliates for all out-of-pocket costs incurred subsequent to the date of this Agreement in connection with Cadim's due diligence investigation of the PGI Parties and Residential Newco, all as contemplated by the MOU. Such reimbursement shall be made within 30 days of Cadim submitting copies of the invoices for such costs to PGI. The foregoing expense reimbursement provision shall be set forth in the Transaction Documents.

        6. Break-Up Fee. If any of the PGI Parties or any of their Representatives violates paragraph 3 or paragraph 4(a), (b), (c) or (d) of this Agreement, then, as liquidated damages for the violation of such provisions, the PGI Parties (other than Primestone) shall pay to Cadim an amount equal to $5,000,000. In addition, in the event that Cadim delivers the Notice and if, after the end of the Thirty-Day Period (as defined in the PGE SSA), but before the expiration of the Fifteen-Day Period (as defined in the PGE SSA), PGE decides to pursue any Superior Acquisition Proposal (as defined in the PGE SSA) with a price (or valuation) in excess of $15.00 per common share of beneficial interest, the PGI Parties shall pay to Cadim in cash within 5 business days of the closing of the transaction contemplated by the Superior Acquisition Proposal, an amount equal to 50% of the aggregate value received by the PGI Parties in excess of $15.00 per common share of beneficial interest.

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


        7. No Disclosure. Without the prior written consent of the other party neither Cadim nor any of the PGI Parties will, and each of such parties shall cause their respective affiliates and Representatives not to, make any release to the press or other public disclosure, or make any statement to any employee, competitor, customer, client or supplier of any of such parties or any of their subsidiaries or to any other person, with respect to either the fact that discussions or negotiations are taking place concerning the Proposed Transaction or the existence or contents of this Agreement, except for (i) disclosure to such party's Representatives as allowed by paragraph 2 herein, (ii) any 13D filings or amendments to such filings that any party determines it is required to make, and (iii) such public disclosure as may be necessary, based on advice of such party's outside counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order, in which event such party shall, at least one full business day prior to making such disclosure, inform the other parties of such proposed disclosure and reasonably cooperate with such other parties regarding the proposed content of such disclosure.

        8. Remedies. Except as provided in paragraph 6 herein, it is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by a party hereto or any of its Representatives or affiliates and that the aggrieved party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, and each party further waives any requirement for securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party hereto of this Agreement but shall be in addition to all other remedies at law or equity to the aggrieved party, including all other remedies provided for herein.

        9. Choice of Law. This Agreement shall be governed by the internal laws of the State of Illinois and without regard to the conflicts of laws provisions thereof.


                          [signature pages follow]

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



         The Parties have agreed to the terms and conditions contained in this Support and Standstill Agreement on the day and date first written above.


The Prime Group, Inc.


By: __________________________________
Its:  ________________________________



Primestone Investment Partners L.P.

By:  PG/Primestone, LLC, its Managing General Partner


By: __________________________________
Its:  ________________________________


PG/Primestone, LLC


By: __________________________________
Its:  ________________________________


Prime Group VI, L.P.

By:  PGLP, Inc., its general partner

By: __________________________________
Its:  ________________________________


Prime Group Limited Partnership


By: __________________________________
Its:  ________________________________



______________________________________
Michael W. Reschke




Cadim inc.

Per: _________________________________

Its: _________________________________

Per: _________________________________

Its: _________________________________





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